[HotJob.com logo]

FOR IMMEDIATE RELEASE

              HOTJOBS NOTIFIES TMP WORLDWIDE THAT IT HAS RECEIVED A
                         SUPERIOR PROPOSAL FROM YAHOO!

NEW YORK, NY, DECEMBER 24, 2001 - HotJobs.com, Ltd. (NASDAQ: HOTJ), announced today that it has given formal notice to TMP Worldwide Inc. that HotJobs has received from Yahoo! Inc. a "Superior Proposal" as defined in the merger agreement entered into on June 29, 2001 between HotJobs and TMP. The Yahoo! proposal is to acquire all outstanding HotJobs common stock at a price of $10.50 per share of consideration consisting of equal parts cash and stock (subject to increasing the cash component in certain circumstances), followed by a second step merger involving the same consideration in accordance with agreements that have been worked out between HotJobs and Yahoo!, and have been provided to TMP. In accordance with the TMP merger agreement, the notice provides that HotJobs intends to enter into these agreement with Yahoo! if TMP does not make, within 72 hours after receipt of HotJobs' notice (prior to 9:00 a.m. New York City time on Thursday, December 27, 2001) an offer that the Board of Directors of HotJobs shall have concluded in good faith is as favorable to the stockholders of HotJobs as the Yahoo! proposal. In the event HotJobs enters into a binding agreement with Yahoo!, HotJobs' merger agreement with TMP would be terminated and TMP would be entitled to a $15 million termination fee and reimbursement of up to $2 million of documented expenses for accountants, attorneys and financial advisors.

HotJobs stated that its Board of Directors has not at this time withdrawn, modified or changed its recommendation of the TMP merger agreement.

ABOUT HOTJOBS
-------------

HotJobs.com, Ltd. is a leading recruiting solutions and software company. The company's flagship job site, HotJobs.com (http://www.hotjobs.com) was ranked the
                                          ----------------------
#1 job board for the months of July, August, September and October 2001, according to independent research conducted by Media Metrix. In addition to its popular consumer job board, HotJobs provides employers with progressive recruiting solutions such as its Resumix(R) and Softshoe(R) hiring management software, Agency Desktop and Diversity Marketing Solutions. The company recently ranked #14 in Bloomberg Personal Finance Magazine's coveted "Tech 100" list.

Safe  Harbor  Statement  Under The  Private  Securities  Litigation  Reform Act:
Statements   in  HotJobs'   release  that  are  not  strictly   historical   are
"forward-looking" statements which are subject to the many risks and uncertainties that exist in the Company's operations and business environment that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.

These risks and uncertainties include, but are not limited to, those risks which are set forth in more detail in the Company's most recent Report on Form 10-Q for the quarter ended September 30, 2001, as well as other reports and documents filed from time to time with the Securities and Exchange Commission. The forward-looking statements included in this press release reflect the beliefs of the Company's management on the date of this release, and the Company undertakes no obligation to update the forward-looking statements in this release to reflect events or circumstances occurring after the date of this release.

At HotJobs                                  At Morgen-Walke
----------                                  ---------------
Julie I. Shermak                            Stephanie Prince (Investors)
Senior Vice President                       Evan Goetz (Media)
212-699-5375                                212-850-5600